                    [Long Aldridge & Norman LLP Letterhead]

                                                                     EXHIBIT 8.2


                                November 14, 2000


World Access, Inc.
Resurgens Plaza, Suite 2210
945 East Paces Ferry Road
Atlanta, Georgia 30326

         RE:      LONG-FORM TAX OPINION

Ladies and Gentlemen:

         We have acted as counsel to World Access, Inc. ("World Access") in connection with the merger of Communication TeleSystems International d/b/a WorldxChange Communications ("WorldxChange") with and into WorldxChange Communications, Inc. f/k/a CTI Merger Co. ("Merger Sub"), a wholly-owned subsidiary of World Access, pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of February 11, 2000, as amended (the "Amended Agreement"), by and among such parties. Unless otherwise indicated herein, capitalized terms used herein have the meaning ascribed to them in the Amended Agreement. The terms and conditions of the Amended Agreement are set forth in the Joint Proxy Statement/Prospectus initially dated May 24, 2000 which, as subsequently amended through the date hereof ("Joint Proxy Statement/Prospectus"), is included in the Registration Statement, as amended on Form S-4 (Reg. No. 333-37750), filed by World Access with the Securities and Exchange Commission (the "Registration Statement"). You have requested our opinion as to the material federal income tax consequences of the WorldxChange merger. This opinion is being delivered at your request in connection with the filing of the Registration Statement.

         In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Amended Agreement, the Joint Proxy Statement/Prospectus filed as part of the Registration Statement, a representation made to us by a representative of World Access in an officer's certificate (the "Tax Certificate"), a copy of which is attached hereto as Exhibit A, and such other documents as we have deemed necessary or appropriate. In our examination and with your consent, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed, with your consent, that: (i) the Merger and the related transactions described in the Amended Agreement (and all exhibits thereto) will be consummated as described in the Amended Agreement (and all exhibits thereto) and

World Access, Inc.
November 14, 2000
Page 2


the Joint Proxy Statement/Prospectus; (ii) the respective parties thereto and all parties referred to therein will act in all respects at all relevant times in conformity with the requirements and provisions of such documents; and (iii) none of the terms and conditions contained therein has been or will be waived or modified in any respect prior to the closing of the Merger. We have further assumed with your consent that all statements, facts and representations made in such documents are true, complete and correct (without regard to any knowledge or other qualifications set forth therein and without undertaking to verify such statements, facts and representations by any independent investigation or review thereof), and that all covenants contained in the Amended Agreement (and all exhibits thereto) are performed without waiver or breach of any material provision thereof. To the extent that this opinion addresses the federal income tax consequences to holders of CTI Capital Stock, we assume that all such holders hold their CTI Capital Stock as a "capital asset" within the meaning of
Section 1221 of the Code. In addition, the conclusions set forth in this opinion may not be fully applicable to holders of CTI Capital Stock subject to special treatment for federal income tax purposes, as listed under the caption "Material federal income tax consequences of the WorldxChange merger" in the Joint Proxy Statement/Prospectus.

         Our opinion is based upon our understanding that the facts and representations set forth in the Amended Agreement and the Joint Proxy Statement/Prospectus are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time of the Merger and thereafter where relevant. If the Merger and the related transactions described in the Amended Agreement and the Joint Proxy Statement/Prospectus are not consummated in accordance with the terms of such documents or if all of the information, representations or assumptions upon which we relied are not true, complete and correct at all relevant times, our opinion might be adversely affected and may not be relied upon.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), proposed, temporary and final Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service ("IRS") and such other authorities as we have considered relevant. We caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change in the authorities upon which our opinion is based could affect the conclusions stated herein. In this regard, this opinion represents only counsel's best legal judgment, has no official status of any kind, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a contrary position if asserted by the IRS. This opinion is expressed as of the date hereof and we disclaim any responsibility to advise you of any subsequent changes in the matters stated, represented or assumed herein, or of any subsequent changes in applicable law.

World Access, Inc.
November 14, 2000
Page 3


         We have expressed no opinion as to how the shares of WAXS Common Stock received that are or could be attributed to accrued but undeclared and unpaid dividends on CTI Preferred Stock (the "Dividend Related Shares") will be characterized for federal income tax purposes. Our inability to opine on this matter is due to the inherently factual nature of this determination, coupled with the lack of legislative, judicial or IRS authority as to how the receipt of the Dividend Related Shares should be characterized for federal income tax purposes. If it is determined by the IRS or the courts that the Dividend Related Shares should be treated as part of the overall stock-for-stock exchange in the Merger, then receipt of the Dividend Related Shares would be tax-free to the recipient WorldxChange shareholders under Section 354 of the Code. If instead, the IRS or the courts were to treat the Dividend Related Shares as the actual or deemed payment of dividends, then the receipt of the Dividend Related Shares would be taxable as "dividends," subject to the provisions of Sections 301 and 316 of the Code.

         We have also expressed no opinion as to whether the acceleration of the vesting of specific WorldxChange options and the making of certain payments by World Access to WorldxChange employees following the Merger will result in "excess parachute payments" to "disqualified individuals" within the meaning of
Section 280G of the Code. Our inability to opine on this matter results from the fact that the calculation of whether such amounts may be determined to be excess parachute payments cannot be made until the Effective Time of the Merger or thereafter. If any such amounts are determined to be excess parachute payments, then World Access will not be entitled to a tax deduction for amounts which are excess parachute payments, thereby increasing World Access' taxable income (or reducing its taxable loss, if applicable) by the amount of any excess parachute payments.

         Based on the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

         (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code;

         (ii) World Access, WorldxChange and Merger Sub will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

         (iii) no gain or loss will be recognized by WorldxChange shareholders upon the exchange of all their CTI Common Stock and CTI Preferred Stock for solely WAXS Common Stock in the Merger, except for the (A) receipt of cash in lieu of a fractional share interest in WAXS Common Stock, and (B) the portion of the WAXS Common Stock received that are or could be attributed to accrued but undeclared and unpaid dividends on the Dividend

World Access, Inc.
November 14, 2000
Page 4


                  Related Shares (as defined above) that is treated by the IRS as "dividends," subject to the provisions of Sections 301 and 316 of the Code;

         (iv) the aggregate tax basis of the WAXS Common Stock received by WorldxChange shareholders in the Merger (including the WAXS Common Stock comprising the Expense Fund and the Escrow Fund) will be the same as the aggregate tax basis of the shares of CTI Capital Stock (and if such shareholder holds both CTI Common Stock and CTI Preferred Stock, the aggregate tax basis of all such shares) surrendered in the exchange ((A) less any portion of such basis allocable to any fractional share interest in WAXS Common Stock for which cash is received and
                  (B) without considering the basis allocable to the Dividend Related Shares);

         (v) the holding period for the WAXS Common Stock received in the Merger will include the holding period during which the WorldxChange Capital Stock was held, provided such stock were held as a capital asset as of the Effective Time of the Merger (without considering the Dividend Related Shares);

         (vi) no gain or loss will be recognized by WorldxChange shareholders upon the return to World Access of shares of WAXS Common Stock in satisfaction of escrow claims made against WorldxChange pursuant to the Escrow Agreement;

         (vii) dividends paid by World Access to WorldxChange shareholders on WAXS Common Stock received in the Merger but held pursuant to either the Expense Fund or the Escrow Agreement will be treated as if such WorldxChange shareholders held such shares of WAXS Common Stock directly;

         (viii) no gain or loss nor any imputed interest income (either pursuant to Section 453 or Sections 1271 through 1275 of the
                  Code) will be recognized by WorldxChange shareholders as a result of the distribution to them of any of the WAXS Common Stock held under either the Escrow Agreement or the Expense Fund;

         (ix) pursuant to Rev. Rul. 74-515, 1974-2 C.B. 118, and assuming no WorldxChange shareholder exercising appraisal rights owns WAXS Common Stock after giving effect to the constructive ownership rules of Section 318 of the Code, each dissenting shareholder will recognize capital gain or loss on the receipt of cash in connection with exercising appraisal rights equal to the difference between the amount of cash received and such shareholder's adjusted tax basis in the CTI Common

World Access, Inc.
November 14, 2000
Page 5


                  Stock, which will be long-term capital gain or loss if such dissenting shareholder's CTI Common Stock was held for more than one year as of the Effective Time of the Merger;

         (x) the WorldxChange "loss group" (within the meaning of Treas. Reg. Section 1.1502-91(c)(1)) will undergo an "ownership change" within the meaning of Section 382 of the Code as a result of the WorldxChange merger; and

         (xi) no gain or loss will be recognized by World Access or the World Access stockholders solely as a result of the WorldxChange merger.

         The discussion set forth in the Joint Proxy Statement/Prospectus under the caption "Material federal income tax consequences of the WorldxChange merger" (the "Discussion") is not a complete analysis of all aspects of federal income taxation that may be relevant to a particular WorldxChange shareholder. Because the federal income tax consequences of the Merger to a WorldxChange shareholder will depend on that shareholder's particular situation, we express no opinion as to the completeness of the Discussion as applied to any particular WorldxChange shareholder.

         In addition, we consent to the reference to Long Aldridge & Norman LLP in the Joint Proxy Statement/Prospectus under the caption "Legal Matters" and "Material federal income tax consequences of the WorldxChange merger" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

         Except as expressly set forth above in this opinion, we express no opinion as to the tax consequences to any holder of WorldxChange Capital Stock, whether federal, state, local or foreign, of the Merger or of transactions consummated before or after the Effective Time of the Merger.

World Access, Inc.
November 14, 2000
Page 6


         Except as set forth herein, this opinion may not be used, circulated, quoted or otherwise relied upon for any purpose without our express prior written consent.

                                            Very truly yours,

                                            LONG ALDRIDGE & NORMAN LLP



                                            By:  /s/ Mark S. Lange
                                               ---------------------------------
                                                     Mark S. Lange,
                                                     a Partner

                                   EXHIBIT A


              OFFICER'S CERTIFICATE REGARDING CERTAIN TAX MATTERS FOR WORLD ACCESS, INC. AND COMMUNICATION TELESYSTEMS INTERNATIONAL REGARDING THE MERGER OF COMMUNICATION
             TELESYSTEMS INTERNATIONAL WITH AND INTO CTI MERGER CO.


         This Officer's Certificate is being delivered to Long Aldridge &
Norman LLP in connection with the delivery of its legal opinion to World
Access, Inc., a Delaware corporation ("WAXS") and to O'Melveny & Myers LLP in connection with the delivery of its legal opinion to Communication TeleSystems International d/b/a WorldxChange Communications, a California corporation ("CTI"), each with respect to the federal income tax consequences of the Agreement and Plan of Merger (the "Agreement") dated as of February 11, 2000, by and among CTI, WAXS, and CTI Merger Co., a Delaware corporation and wholly-owned subsidiary of WAXS ("Merger Sub") pursuant to which CTI will merge with and into Merger Sub (the "Merger"). On May 23, 2000 and again on August 1, 2000, the parties amended the Agreement (the "Amended Agreement"). Unless otherwise indicated, capitalized terms used herein have the meaning ascribed to them in the Amended Agreement. Further, on October 6, 2000, WAXS and CTI entered into an Agreement (the "ACC Agreement") with ACC Corp., ACC Credit Corp., ACC Service Corp., ACC Global Corp. and ACC Long Distance Corp. (collectively, the "ACC Entities") pursuant to which WAXS agreed to purchase from the ACC Entities the right to receive payment of $53,000,000 plus accrued interest thereon through the closing of such purchase from CTI pursuant to an Umbrella Agreement, dated November 9, 1999 between CTI and the ACC Entities (collectively, the "Deferred Amount") in exchange for $12,000,000 in cash plus shares of WAXS Convertible Preferred Stock, Series G, having a liquidation value equal to the Deferred Amount minus $12,000,000 (the "WAXS Consideration").

         DECLARATION

         1. The undersigned officer of WAXS is familiar with the business and affairs of WAXS, has examined and is familiar, or has consulted with tax advisors to become familiar, with the tax representations set forth below, and has made such investigations of factual matters as are reasonably necessary for the purposes of making the declarations and representations herein. The undersigned is familiar with the Amended Agreement and all documents relating thereto, including, but not limited to, all prospectus and proxy materials prepared in connection with the Merger (collectively, the "Merger Documents") and with the ACC Agreement and all documents relating thereto, including, but not limited to, the Certificate of Designations setting forth the terms of the WAXS Convertible Preferred Stock, Series G (collectively, the "ACC Documents").

         2. The undersigned understands that the following representation forms part of the basis of the opinion of Long Aldridge & Norman LLP, counsel to WAXS, and part of the basis of the opinion of O'Melveny & Myers LLP, counsel to CTI, and that any change or inaccuracy in the facts described in such representation could adversely alter such opinions.

         REPRESENTATION


         To the best of the knowledge and belief of the undersigned, the following representation is true, correct, and complete as of the date hereof and will be true, correct, and complete as of the Effective Time and thereafter where relevant, and no additional material information is or will be required to make the following representation not misleading as of such dates:

         1 .      The WAXS Consideration was determined as a result of arm's length bargaining and has a fair market value equal to the Deferred Amount.

         It is understood that (i) the opinion of Long Aldridge & Norman LLP will be based in part on the representation set forth herein and on the statements contained in the Merger Documents (including all schedules and exhibits thereto), and the ACC Documents (ii) the opinion of Long Aldridge & Norman LLP will be subject to certain limitations and qualifications including that they may not be relied upon if such representation is not accurate in all material respects. It is further understood that the opinion of Long Aldridge & Norman LLP will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinion.



Date: November 14, 2000.


                                       Very truly yours,

                                       WORLD ACCESS, INC.,
                                       a Delaware corporation


                                       By: /s/ Mark A. Gergel
                                          --------------------------------------
                                       Title: Executive Vice President--Business
                                              Development
                                             -----------------------------------



                                       2